Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: November 1, 2017	Financial Media

Otter Tail Corporation Announces Third Quarter Earnings;

Raises 2017 Earnings Guidance to be in the Range of $1.75 to $1.85; Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended September 30, 2017.

Summary:

●	Consolidated operating revenues were $216.5 million compared with $197.2 million for the third quarter of 2016.

●

Consolidated net income and diluted earnings from continuing operations totaled $17.8 million and $0.45 per share, respectively, compared with $14.6 million and $0.37 per share for the third quarter of 2016.

●	Otter Tail Corporation raises its 2017 earnings guidance to be in the range of $1.75 to $1.85 per diluted share driven by strong performance in our Plastics segment.

CEO Overview

“Otter Tail employees delivered improved quarter-over-quarter earnings for the third consecutive quarter this year,” said Otter Tail Corporation President and CEO Chuck MacFarlane. “2017 third quarter earnings per share were $0.45, compared with $0.37 in the third quarter of 2016. Our Plastics segment drove the improvement as the PVC pipe companies sold more pounds and earned higher margins than expected, in part due to hurricane-related market dynamics that occurred in September. Manufacturing segment earnings and corporate costs were improved from last year’s third quarter. Utility earnings were down primarily due to a final true up to the estimated interim rate refund provision for Otter Tail Power Company’s 2016 Minnesota rate case.

“In addition to strong PVC pipe sales, highlights of the quarter included the September 8 energization of the Big Stone South-Brookings line, one of two 345-kilovolt regional transmission projects in which we have invested. The Midcontinent Independent System Operator (MISO) has designated both as Multi-Value Projects (MVPs). We are a 50 percent owner of the Big Stone South-Brookings project, completed on schedule and under budget. We also are a 50 percent owner of the Big Stone South-Ellendale project, scheduled for completion in 2019. Otter Tail Power Company is the project manager, has obtained all easements for the route, and has set two thirds of the structures. Our combined investment in these two transmission projects will be approximately $250 million. Cost recovery for these MVP-designated investments will come from customers across MISO’s multi-state footprint.

“Otter Tail Power Company expects to invest $862 million from 2017 through 2021, including investments in these two regional transmission projects as well as new natural gas and wind generation associated with the company’s approved integrated resource plan. This will produce a projected compounded annual growth rate of 7.5 percent in utility rate base from 2015 through 2021.

“The Minnesota Public Utilities Commission approved our resource plan earlier this year, and we have filed a request for advance determination of prudence for our natural gas and wind generation projects with the North Dakota Public Service Commission (PSC). We have reached a settlement agreement with North Dakota PSC staff on the request for advance determination and expect the North Dakota PSC to rule on it by the end of the year.

“Otter Tail Power Company will file a request with the North Dakota PSC on November 2, 2017, for an increase in general rates in North Dakota. Investments in a cleaner, stronger infrastructure and overall increasing costs are driving the request. The North Dakota PSC set the company’s current rates in 2009 based on 2007 costs. The company will propose to increase revenues from non-fuel base rates by $13.1 million, or 8.7 percent. Even with this increase Otter Tail Power Company will continue to have some of the lowest rates in the country.

“With third quarter results exceeding our expectations for the Plastics segment, we are raising our previously announced 2017 earnings per share guidance range of $1.65 to $1.80 and now expect 2017 earnings to be in the range of $1.75 to $1.85 per diluted share. Employees continue to successfully execute on our strategy.”

Cash Flow from Operations, and Liquidity

Consolidated cash provided by continuing operations for the nine months ended September 30, 2017 was $114.2 million compared with $115.1 million for the nine months ended September 30, 2016. The $0.9 million decrease in cash provided by continuing operations includes a $9.3 million increase in net income from continuing operations and a $10.0 million reduction in discretionary contributions to our funded pension plan, offset by a $19.5 million increase in cash used for working capital. The increase in cash used for working capital between the periods is primarily due to a $21.1 million increase in receivables in the first nine months of 2017 compared with only a $3.5 million increase in the first nine months of 2016, mainly as a result of a significant increase in receivables in the Plastics segment due to strong polyvinyl chloride (PVC) pipe sales in the third quarter of 2017.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use On September 30, 2017	Restricted due to Outstanding Letters of Credit	Available on September 30, 2017	Available on December 31, 2016
Otter Tail Corporation Credit Agreement	$130,000	$1,417	$--	$128,583	$130,000
Otter Tail Power Company Credit Agreement	170,000	102,220	300	67,480	127,067
Total	$300,000	$103,637	$300	$196,063	$257,067

On October 31, 2017 both credit agreements were amended to extend the expiration dates by one year from October 29, 2021 to October 31, 2022.

Board of Directors Declared Quarterly Dividend

On November 1, 2017 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.32 per share. This dividend is payable December 9, 2017 to shareholders of record on November 15, 2017.

Segment Performance Summary

Electric

	Three Months ended September 30,
($s in thousands)	2017	2016	Change	% Change
Retail Electric Revenues	$88,953	$87,755	$1,198	1.4
Wholesale Electric Revenues	1,549	1,656	(107)	(6.5)
Other Electric Revenues	12,897	13,312	(415)	(3.1)
Total Electric Revenues	$103,399	$102,723	$676	0.7
Net Income	$10,869	$12,513	$(1,644)	(13.1)
Heating Degree Days	37	23	14	60.9
Cooling Degree Days	284	317	(33)	(10.4)

The following table shows cooling degree days as a percent of normal:

	Three Months ended September 30,
	2017	2016
Cooling Degree Days	80.2%	89.5%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in the third quarters of 2017 and 2016 and between the quarters:

	Three Months ended September 30,
	2017 vs Normal	2016 vs Normal	2017 vs 2016
Effect on Diluted Earnings Per Share	$(0.014)	$(0.008)	$(0.006)

The $1.2 million increase in retail electric revenues includes:

●

A $3.3 million increase in retail revenue related to the recovery of increased fuel and purchased power costs due to a 43.2% increase in kwhs purchased and a 12.8% increase in fuel costs per kwh generated to serve retail customers, partially offset by an 18.6% decrease in the price per kwh purchased.

●	A $0.3 million increase in revenue related to the recovery of increased conservation improvement program costs.

offset by:

●

A $1.4 million net decrease in interim rate revenues, Environmental Costs Recovery rider revenues and Transmission Cost Recovery rider revenues. This is mainly due to a true up for the lower return on equity (ROE) and other components granted by the Minnesota Public Utilities Commission (MPUC) in its final order in Otter Tail Power Company's 2016 Minnesota general rate case and for items included in Otter Tail Power Company’s final compliance filing, filed during the third quarter of 2017.

●	A $0.6 million decrease in revenue related to a 3.1% decrease in retail kwh sales, mostly to industrial customers.

●	A $0.4 million decrease in revenues due to lower electricity usage due to the 10.4% decrease in cooling degree days between the quarters.

Other electric revenues decreased as a result of a $0.4 million decrease in integrated transmission service revenues.

Production fuel costs increased $1.3 million as a result of a 10.1% increase in the cost of fuel per kwh generated from our steam-powered and combustion turbine generators. The increase in fuel costs and the cost of fuel per kwh generated was due to an increase in kwhs generated from Otter Tail Power Company’s higher-fuel-cost Hoot Lake Plant and an increase in the fuel cost per kwh generated at Coyote Station.

The cost of purchased power to serve retail customers increased $1.9 million as a result of a 43.2% increase in kwhs purchased, offset by an 18.6% decrease in the cost per mwh purchased.

Other electric operating and maintenance expenses increased $0.4 million as a result of:

●	A $0.9 million increase in labor and benefit expenses mostly related to higher medical expenses and increased post-retirement medical benefit costs.

●	A $0.3 million increase in conservation improvement program expenditures.

●	A $0.2 million increase in software licensing and subscription expenses.

offset by:

●

A $1.0 million reduction in storm damage repair expenses compared to the third quarter of 2016, mostly associated with excessive storm damage from a large storm in July 2016 in the Bemidji service area.

Depreciation and amortization expense decreased $0.3 million as a result of extending the depreciable lives of certain assets and other assets reaching the end of their depreciable lives in 2016.

Property tax expense increased $0.2 million mainly due to transmission line additions in South Dakota related to the construction of the Big Stone South-Ellendale and Big Stone South-Brookings 345 kV transmission lines.

Income tax expense in the Electric segment decreased $1.2 million mainly as a result of a $2.8 million decrease in income before income taxes.

Manufacturing

	Three Months ended September 30,
(in thousands)	2017	2016	Change	% Change
Operating Revenues	$54,355	$52,171	$2,184	4.2
Net Income	1,608	1,246	362	29.1

At BTD Manufacturing, Inc. (BTD), revenues increased $1.4 million. This is due to an increase in product sales from BTD’s Illinois and Georgia manufacturing facilities and an increase in scrap revenues due to increased volume and higher scrap-metal prices. Cost of products sold increased $0.4 million and operating expenses increased $0.7 million between the quarters. These items combined resulted in improved operating margins in the third quarter of 2017 compared with the third quarter of 2016. A $0.3 million decrease in interest expense as a result of the December 2016 refinancing of long-term debt at lower interest rates was offset by a $0.4 million increase in income tax expense, resulting in a $0.2 million increase in quarter-over-quarter net income at BTD.

At T.O. Plastics, Inc. (T.O. Plastics), revenues increased $0.8 million, including increases of $0.5 million from sales of life science products and $0.2 million from sales of industrial products. Costs of products sold increased $0.6 million due to the increase in sales while operating expenses increased $0.1 million, resulting in a better than $0.1 million increase in net income at T.O. Plastics.

Plastics

	Three Months ended September 30,
(in thousands)	2017	2016	Change	% Change
Operating Revenues	$58,708	$42,292	$16,416	38.8
Net Income	6,092	2,346	3,746	159.7

Plastics segment revenues and net income increased $16.4 million and $3.7 million, respectively, as a result of a 22.9% increase in pounds of PVC pipe sold and a 13.0% increase in PVC pipe prices between the quarters. Quarter over quarter improvement in our normal business operations provided approximately $2.0 million or $0.05 per diluted share of the $3.7 million increase in net income or $0.09 in earnings per diluted share. The remaining increase of $1.7 million in net income or $0.04 in earnings per diluted share is mainly due to increased sales and pricing affected by hurricanes in the Gulf Coast region of the United States, where the major U.S. resin production plants are located. Hurricane Harvey had a significant impact on market conditions for September. Major resin suppliers shut down production facilities which impacted raw material availability. This created concerns of pipe availability by distributors and contractors which resulted in accelerated pipe demand and created positive sales price pressure in the market. Even though Hurricane Harvey impacted raw material availability, we had sufficient raw materials in September to run our plants and meet the additional demand.

Corporate

Corporate’s net-of-tax costs decreased $0.7 million as a result of decreases in salary, benefit and insurance costs and reduced interest and equipment repair expenses.

2017 Business Outlook

With third quarter results exceeding our expectations for the Plastics segment, we are raising our previously announced guidance range of $1.65 to $1.80 per diluted share to $1.75 to $1.85 per diluted share. This guidance reflects the current mix of businesses we own, considers the cyclical nature of some of our businesses, and reflects current regulatory factors and economic challenges facing our Electric, Manufacturing and Plastics segments. It also reflects strategies for improving future operating results. We expect capital expenditures for 2017 to be $130 million compared with actual cash used for capital expenditures of $161 million in 2016. Planned expenditures for 2017 include investments in two large transmission line projects for the Electric segment, which positively impact earnings by providing an immediate return on invested funds through rider recovery mechanisms.

Segment components of our 2017 earnings per share guidance range compared with 2016 actual earnings are as follows:

	2016	2017 Guidance
	EPS by	February 6, 2017		August 7, 2017		November 1, 2017
Diluted Earnings Per Share	Segment	Low	High	Low	High	Low	High
Electric	$1.29	$1.31	$1.34	$1.31	$1.34	$1.27	$1.29
Manufacturing	$0.15	$0.17	$0.21	$0.17	$0.21	$0.19	$0.21
Plastics	$0.27	$0.26	$0.30	$0.31	$0.35	$0.43	$0.45
Corporate	$(0.11)	$(0.14)	$(0.10)	$(0.14)	$(0.10)	$(0.14)	$(0.10)
Total – Continuing Operations	$1.60	$1.60	$1.75	$1.65	$1.80	$1.75	$1.85
Return on Equity	9.8%	9.3%	10.2%	9.7%	10.5%	10.2%	10.8%

Contributing to our earnings guidance for 2017 are the following items:

●	We expect 2017 Electric segment net income to be higher than 2016 segment net income based on:

o

Normal weather for the remainder of 2017. Milder than normal weather in 2016 negatively impacted diluted earnings per share by $0.07. Milder than normal weather has negatively impacted diluted earnings per share by $0.04 through the nine months ended September 30, 2017.

o

A full year of increased rates compared with 8.5 months in 2016. In March 2017, the Minnesota Public Utilities Commission granted Otter Tail Power Company a revenue increase of approximately 6.2% with a 9.41% ROE.

o

Rider recovery increases from transmission riders related to the Electric segment’s continuing investments in its share of the MVPs in South Dakota offset by declining environmental riders due to decreasing rate base.

o	Increased kwh sales to industrial and commercial customers.

offset by:

o

Increased operating and maintenance expenses of $0.05 per share due to inflationary increases and increasing benefit costs. Included is an increase in pension costs as a result of a decrease in the discount rate from 4.76% to 4.60% and a decrease in the assumed long-term rate of return on plan assets from 7.75% to 7.50%.

o	Higher property tax expense due to large capital projects being put into service.

o

Lower Conservation Improvement Program (CIP) incentives of $0.03 per share in Minnesota as a result of program changes made by the Minnesota Department of Commerce that reduced the CIP incentive cap by 32.5% compared to 2016.

o	Increased costs related to contractual price increases in certain capacity agreements.

●	We expect 2017 net income from our Manufacturing segment to increase over 2016 due to:

o	A slight increase in sales at BTD due to capturing new business with existing customers, higher scrap sales and higher lawn and garden end market sales.

o	Improved margins on parts and tooling sales at BTD combined with lower interest costs from refinancing long-term debt at a lower interest rate in the fourth quarter of 2016.

o

An increase in earnings from T.O. Plastics mainly driven by year-over-year sales growth in our horticulture, life science and industrial markets and lower interest costs from refinancing long-term debt at a lower interest rate in the fourth quarter of 2016.

o	Backlog for the manufacturing companies of approximately $53 million for 2017 compared with $42 million one year ago.

●	We are raising our 2017 net income expectations from the Plastics segment to be higher than our original plan and our August 2017 guidance. The reasons for this increase are:

o	The strong results through the first nine months of 2017.

o

The impact of Hurricane Harvey on market conditions from September through December. Harvey made landfall on August 25th. As the storm progressed, major resin suppliers shut down production facilities which impacted raw material availability. This created concerns of pipe availability by distributors and contractors which resulted in accelerated pipe demand and created positive sales price pressure in the market. When comparing the low end of the updated earnings per share range for the Plastics segment to the 2016 earnings per share, $0.08 of the increase is due to improved profitability from normal business operations and $0.08 is due to the impact of Hurricane Harvey on business conditions.

o	Lower interest costs in 2017 resulting from the long-term debt refinancing completed in the fourth quarter of 2016.

●	Corporate costs in 2017 are expected to be in line with 2016 costs.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Thursday, November 2, 2017 at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow extra time prior to the call to visit the site and download any software needed to listen to the webcast. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789, otherwise the listen only mode can be accessed by dialing 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2017 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●

We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If we are unable to access capital at competitive rates, our ability to implement our business plans may be adversely affected.

●

Disruptions, uncertainty or volatility in the financial markets can also adversely impact our results of operations, the ability of customers to finance purchases of goods and services, and our financial condition, as well as exert downward pressure on stock prices and/or limit our ability to sustain our current common stock dividend level.

●

We could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with our long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

Declines in projected operating cash flows at BTD or the Plastics segment may result in goodwill impairments that could adversely affect our results of operations and financial position, as well as financing agreement covenants.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

●

We rely on our information systems to conduct our business and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●	Our plans to grow and realign our business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to our shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Otter Tail Power Company’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Otter Tail Power Company’s electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair its ability to provide electrical service to its customers or disrupt the U.S. bulk power system.

●

Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect our operating costs and the costs of supplying electricity to our customers.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●

We compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of other risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and nine months ended September 30, 2017 and 2016 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2017	2016	2017	2016
Operating Revenues by Segment
Electric	$103,399	$102,723	$324,186	$313,642
Manufacturing	54,355	52,171	172,076	170,443
Plastics	58,708	42,292	146,416	122,841
Intersegment Eliminations	(5)	(11)	(18)	(27)
Total Operating Revenues	216,457	197,175	642,660	606,899
Operating Expenses
Fuel and Purchased Power	29,467	26,262	93,890	83,965
Nonelectric Cost of Products Sold (depreciation included below)	86,230	75,405	245,520	228,993
Electric Operating and Maintenance Expense	36,570	36,207	112,799	115,206
Nonelectric Operating and Maintenance Expense	10,933	10,197	31,535	30,890
Depreciation and Amortization	17,927	18,314	53,689	55,128
Property Taxes - Electric	3,721	3,506	11,228	10,774
Total Operating Expenses	184,848	169,891	548,661	524,956
Operating Income (Loss) by Segment
Electric	20,484	23,340	66,952	63,374
Manufacturing	2,776	2,382	11,581	12,042
Plastics	10,049	4,187	21,640	13,939
Corporate	(1,700)	(2,625)	(6,174)	(7,412)
Total Operating Income	31,609	27,284	93,999	81,943
Interest Charges	7,393	8,026	22,382	23,996
Other Income	592	499	1,697	2,431
Income Tax Expense – Continuing Operations	7,035	5,163	19,295	15,738
Net Income (Loss) by Segment – Continuing Operations
Electric	10,869	12,513	36,563	34,199
Manufacturing	1,608	1,246	6,735	6,108
Plastics	6,092	2,346	13,166	7,983
Corporate	(796)	(1,511)	(2,445)	(3,650)
Net Income from Continuing Operations	17,773	14,594	54,019	44,640
(Loss) Income from Discontinued Operations - net of Income Tax (Benefit) Expense of ($25), $14, $53 and $114 for the respective periods	(39)	22	78	171
Net Income	$17,734	$14,616	$54,097	$44,811
Average Number of Common Shares Outstanding
Basic	39,507,581	38,832,659	39,440,416	38,316,324
Diluted	39,795,366	39,005,706	39,712,862	38,457,401

Basic Earnings Per Common Share:
Continuing Operations	$0.45	$0.38	$1.37	$1.17
Discontinued Operations	--	--	--	--
	$0.45	$0.38	$1.37	$1.17
Diluted Earnings Per Common Share:
Continuing Operations	$0.45	$0.37	$1.36	$1.16
Discontinued Operations	--	--	--	0.01
	$0.45	$0.37	$1.36	$1.17

Otter Tail Corporation
Consolidated Balance Sheets

Assets
in thousands
(not audited)

	September 30,	December 31,
	2017	2016

Current Assets
Cash and Cash Equivalents	$826	$--
Accounts Receivable:
Trade—Net	87,510	68,242
Other	7,704	5,850
Inventories	78,915	83,740
Unbilled Revenues	14,948	20,080
Income Taxes Receivable	--	662
Regulatory Assets	21,582	21,297
Other	16,715	8,144
Total Current Assets	228,200	208,015

Investments	8,599	8,417
Other Assets	34,992	34,104
Goodwill	37,572	37,572
Other Intangibles—Net	14,097	14,958
Regulatory Assets	122,670	132,094

Plant
Electric Plant in Service	1,953,375	1,860,357
Nonelectric Operations	214,159	211,826
Construction Work in Progress	138,900	153,261
Total Gross Plant	2,306,434	2,225,444
Less Accumulated Depreciation and Amortization	785,667	748,219
Net Plant	1,520,767	1,477,225
Total	$1,966,897	$1,912,385

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity

in thousands
(not audited)

	September 30,	December 31,
	2017	2016

Current Liabilities
Short-Term Debt	$103,637	$42,883
Current Maturities of Long-Term Debt	197	33,201
Accounts Payable	96,217	89,350
Accrued Salaries and Wages	17,596	17,497
Accrued Taxes	13,277	16,000
Other Accrued Liabilities	14,400	15,377
Liabilities of Discontinued Operations	852	1,363
Total Current Liabilities	246,176	215,671

Pensions Benefit Liability	98,632	97,627
Other Postretirement Benefits Liability	63,215	62,571
Other Noncurrent Liabilities	22,921	21,706

Deferred Credits
Deferred Income Taxes	242,568	226,591
Deferred Tax Credits	21,747	22,849
Regulatory Liabilities	84,281	82,433
Other	4,432	7,492
Total Deferred Credits	353,028	339,365

Capitalization
Long-Term Debt—Net	490,406	505,341

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	197,787	196,741
Premium on Common Shares	342,573	337,684
Retained Earnings	155,618	139,479
Accumulated Other Comprehensive Loss	(3,459)	(3,800)
Total Common Equity	692,519	670,104
Total Capitalization	1,182,925	1,175,445
Total	$1,966,897	$1,912,385

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Nine Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities
Net Income	$54,097	$44,811
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Income from Discontinued Operations	(78)	(171)
Depreciation and Amortization	53,689	55,128
Deferred Tax Credits	(1,102)	(1,242)
Deferred Income Taxes	15,680	14,924
Change in Deferred Debits and Other Assets	7,875	5,595
Discretionary Contribution to Pension Plan	--	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	1,788	5,999
Allowance for Equity/Other Funds Used During Construction	(636)	(605)
Stock Compensation Expense – Equity Awards	2,765	1,151
Other—Net	99	(73)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(21,122)	(3,490)
Change in Inventories	4,825	4,766
Change in Other Current Assets	3,079	1,690
Change in Payables and Other Current Liabilities	(5,153)	(5,945)
Change in Interest and Income Taxes Receivable/Payable	(1,595)	2,538
Net Cash Provided by Continuing Operations	114,211	115,076
Net Cash Used in Discontinued Operations	(134)	(333)
Net Cash Provided by Operating Activities	114,077	114,743
Cash Flows from Investing Activities
Capital Expenditures	(94,549)	(125,913)
Net Proceeds from Disposal of Noncurrent Assets	2,456	4,167
Final Purchase Price Adjustment – BTD-Georgia Acquisition	--	1,500
Cash Used for Investments and Other Assets	(3,158)	(3,161)
Net Cash Used in Investing Activities	(95,251)	(123,407)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	4,826	(841)
Net Short-Term Borrowings (Repayments)	60,754	(43,499)
Proceeds from Issuance of Common Stock – net of Issuance Expenses	4,349	39,378
Payments for Retirement of Capital Stock	(1,799)	(104)
Proceeds from Issuance of Long-Term Debt	--	50,000
Short-Term and Long-Term Debt Issuance Expenses	--	(157)
Payments for Retirement of Long-Term Debt	(48,172)	(161)
Dividends Paid	(37,958)	(35,952)
Net Cash (Used in) Provided by Financing Activities	(18,000)	8,664
Net Change in Cash and Cash Equivalents	826	--
Cash and Cash Equivalents at Beginning of Period	--	--
Cash and Cash Equivalents at End of Period	$826	$--